Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of

Vistra Energy Corp.

Dallas, TX

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-215288 of our report dated March 30, 2017, relating to the consolidated financial statements of Vistra Energy Corp. (Successor Company) and Texas Competitive Electric Holdings Company LLC (Predecessor Company) (which report expresses an unqualified opinion on those consolidated financial statements and includes an explanatory paragraph regarding emergence from bankruptcy and the non-comparability to prior periods), appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of Vistra Energy Corp. listed in the Index to Financial Statements and Financial Statement Schedule. This financial statement schedule is the responsibility of Vistra Energy Corp.’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 1, 2017